Exhibit 4.4

W&T OFFSHORE, INC.,

as the Issuer,

the Guarantors party hereto

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

_________________________________

SECOND SUPPLEMENTAL INDENTURE

_________________________________

Dated as of January 27, 2025

_________________________________

11.750% Senior Second Lien Notes due 2026

THIS SECOND SUPPLEMENTAL INDENTURE dated as of January 27, 2025 (this “Second Supplemental Indenture”) among W&T Offshore, Inc., a Texas corporation (the “Company”), the guarantors listed on the signature page hereto (the “Guarantors” and each a “Guarantor”) and Wilmington Trust, National Association, as trustee (the “Trustee”) under that certain Indenture, by and among the Company, the Guarantors party thereto and the Trustee, dated as of January 27, 2023 (the “Base Indenture”), as supplemented by the Supplemental Indenture, dated as of May 25, 2023, by and among the Company, the Guarantors party thereto and the Trustee (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Company, has issued its 11.750% Senior Second Lien Notes due 2026 (the “Notes”) pursuant to the Indenture;

WHEREAS, the Company has issued its new 10.750% Senior Second Lien Notes due 2029 (the “New Notes”), with a portion of the proceeds therefrom intended to be used by the Company to consummate the Tender Offer (as hereinafter defined);

WHEREAS, $275,000,000 aggregate principal amount of the Notes is currently outstanding;

WHEREAS, the Company is conducting a tender offer (the “Tender Offer”) pursuant to which it has offered to purchase for cash any and all outstanding Notes pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated January 13, 2025 (the “Offer to Purchase”);

WHEREAS, in connection with the Tender Offer, the Company has requested that Holders of the Notes deliver their consents with respect to the deletion of certain provisions of the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that, subject to certain exceptions inapplicable hereto, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes and the Notes Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer for the Notes);

WHEREAS, the Company’s Board of Directors has approved the Company’s execution of this Second Supplemental Indenture;

WHEREAS, the Holders of a majority in aggregate principal amount of the Notes outstanding have duly consented, and not duly revoked such consents, to the proposed modifications set forth in this Second Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) one or more board resolutions authorizing the execution of this Second Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officers’ Certificate and the Opinion of Counsel described in Sections 7.02 and 9.05 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make this Second Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Second Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.1Amendments.

(a)Subject to Section 2.1 hereof, the Indenture is hereby amended by deleting in their entireties Section 4.03, other than clause (g) thereof; Section 4.07; Section 4.08; Section 4.09; Section 4.10; Section 4.11; Section 4.12; Section 4.13; Section 4.14; Section 4.16; Sections 5.01(1), (3), (4) and (5); and Sections 6.01(3), (4), (5), (6) and (9) with respect to events of default specified in such subsections.

Section 1.2Amendments to Definitions and Section References.

(a)  Subject to Section 2.1 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references have been eliminated as a result of the amendments to the Indenture pursuant to Section 1.1 hereof.

(b)  Subject to Section 2.1 hereof, the Indenture is hereby amended by deleting therefrom any references to sections of the Indenture which have been deleted as a result of the amendments to the Indenture pursuant to Section 1.1 hereof.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1Effect of Second Supplemental Indenture.

Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Second Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Second Supplemental Indenture.  This Second Supplemental Indenture (including the amendments to the Indenture set forth in Article I hereof) shall be effective as of the date first written above; provided, however, that the amendments to the Indenture set forth in Article I hereof shall not become operative, unless and until (i) Notes representing at least a majority in aggregate principal amount of the Notes outstanding and that were validly tendered (and not validly withdrawn) are accepted for purchase in the Tender Offer and (ii) the Total Consideration for such Notes, plus Accrued Interest thereon (each as defined in the Offer to Purchase) is delivered pursuant to the Tender Offer on the Early Settlement Date (as defined in the Offer to Purchase).  Upon satisfaction of the conditions set forth in the immediately preceding sentence, such amendments shall become operative automatically, and promptly thereafter the Company shall notify the Trustee in writing (which may be by email) that the amendments to the Indenture set forth in Article I hereof have become operative on such Early Settlement Date.

Section 2.2Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE.

Section 2.3No Representations by Trustee.

The recitals contained herein shall be taken as the statements of the Company only, and the Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein.

Section 2.4Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY:

W&T OFFSHORE, INC.

By:	/s/ Sameer Parasnis
Name:	Sameer Parasnis
Title:	Executive Vice President and Chief Financial Officer

GUARANTORS:

AQUASITION III LLC
AQUASITION IV LLC
AQUASITION V LLC
FALCON AERO HOLDCO LLC
FALCON AERO HOLDINGS LLC
GREEN HELL LLC
SEAQUESTER LLC
SEAQUESTRATION LLC
W & T ENERGY VI, LLC
W & T ENERGY VII, LLC

By:	/s/ Sameer Parasnis
Name:	Sameer Parasnis
Title:	Executive Vice President and Chief Financial Officer

(Signature Page to Second Supplemental Indenture)

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Quinton M. DePompolo
Name:	Quinton M. DePompolo
Title:	Assistant Vice President

(Signature Page to Second Supplemental Indenture)